EXHIBIT 10.1
TRANSITION AGREEMENT
     This Transition Agreement (this “Agreement”) is dated June 29, 2011, between Energy Conversion Devices, Inc. (the “Company”) and Subhendu Guha (“Dr. Guha”).
Recitals
     A. Dr. Guha is a participant in the Company’s Executive Severance Plan, effective July 24, 2007 and as amended through September 30, 2008 (the “Plan”). Capitalized terms used, and not otherwise defined in this Agreement, will have the meanings ascribed to them in the Plan.
     B. Dr. Guha and the Company are parties to that certain Participation Agreement, dated May 12, 2008 (the “Participation Agreement”).
     C. Dr. Guha’s current employment with the Company will terminate effective July 15, 2011 (the “Termination Date”) as a “Qualifying Termination” under the Plan, at which time Dr. Guha will transition to Chairman Emeritus, USO.
     D. This Agreement is intended to implement the Plan and the Participation Agreement in connection with such termination, subject only to those modifications expressly set forth in this Agreement.
     Now therefore the parties agree as follows:
     1. Confirmation of Certain Benefits.
          (a) The parties confirm that Dr. Guha’s Severance Coverage Period for purposes of the Plan is 12 months commencing on the Termination Date.
          (b) Schedule A contains a complete and accurate summary of the base salary and bonus benefits to which Dr. Guha is entitled under Section 4.1 of the Plan, which will be payable as provided in Section 2(a) below.
          (c) Schedule B contains a complete and accurate summary of the awards granted to Dr. Guha under the Company’s various equity incentive plans that are outstanding as of the date of this Agreement. Further, the parties confirm that, in accordance with and subject to Section 4.3 of the Plan, (1) the stock options described on Schedule B are vested and exercisable until the sixth month anniversary of the Termination Date, (2) the restricted stock units described on Schedule B will vest immediately on the Termination Date and be paid as described in the applicable restricted stock unit agreements, and (3) the performance stock units described on Schedule B and granted pursuant to the Performance Share Award Agreement dated January 25, 2011 (the “PSA Agreement”) will vest on a pro rata basis (i.e., 6/30 of the award based on the duration of Dr. Guha’s service during the performance period under the PSA Agreement) and be paid on the payment date specified in the PSA Agreement if the relevant performance metrics are achieved.

     2. Certain Additional Provisions.
          (a) The base salary and bonus benefits to which Dr. Guha is entitled under Section 4.1 of the Plan will be payable on the dates and in the amounts set forth on Schedule A.
          (b) Dr. Guha waives any right to outplacement services under Section 4.4 of the Plan.
          (c) The Company will, to the full extent required under the Company’s governance documents, indemnify, defend and hold harmless Dr. Guha with respect to all his acts and omissions that occur on or before the Termination Date in his capacity as an officer, director or employee of the Company (“Official Acts”), to the full extent that would apply if Dr. Guha continued as an officer, director or employee of the Company. The Company further agrees that its current and future Director’s and Officer’s liability insurance will include Dr. Guha as an insured person with respect to his Official Acts.
          (d) All payment obligations of the Company under the Plan as amended hereby are subject to the execution and non-revocation by Dr. Guha of a release in the form of Exhibit A hereto (the “Release”).
     3. Chairman Emeritus. Dr. Guha will be appointed to serve as Chairman Emeritus, USO effective July 15, 2011, for a one-year term commencing July 15, 2011, and renewable thereafter upon mutual agreement of the Company and Dr. Guha. In his capacity as Chairman Emeritus, USO, Dr. Guha will report directly to the Company’s President and Chief Executive Officer, and receive annual compensation of $150,000. Dr. Guha will be expected to work a minimum of 1,000 hours and will not receive additional compensation for services in excess of 1,000 hours.
     4. During the period that he is providing services to the Company as Chairman Emeritus, Dr. Guha will be eligible for continued participation in the Company’s health insurance benefits plans, including medical, dental, and vision coverage, and eligible for reimbursement of business expenses according to the company’s standard policies and practices.
     5. Dr. Guha will not be eligible to participate in the Company’s Annual Incentive cash bonus plan and Long-term Incentive equity program as Chairman Emeritus (effective July 15, 2011), except for those terms specified under the Executive Severance Plan.
     6. Confirmation of Covenants. Dr. Guha confirms that he is subject to, and will abide by the covenants set forth in Section 5 of the Plan as amended hereby, which generally include: Non-Competition, Interference with Business Relations, Proprietary and Confidential Information, Non-Disparagement and Cooperation, provided that the expiration date for Sections 5.2 and 5.3 will be the first anniversary of termination of his service as Chairman Emeritus, USO.

     7. General Confirmation; Tax Withholding; Section 409A. The Company and Dr. Guha ratify and confirm the Plan, which, except as expressly amended by this Agreement, contains the entire rights and benefits to which Dr. Guha is entitled in connection with the termination of his employment with the Company. All amounts payable by the Company or any of its affiliates under this Agreement or the Plan will be subject to all taxes and other amounts required to be withheld according to applicable federal, state and local laws. This Agreement shall be interpreted to ensure that the payments made to Dr. Guha under this Agreement or the Plan are exempt from, or comply with, Section 409A of the Internal Revenue Code. However, in no event is the Company or any other person responsible for any tax or penalty owed by Dr. Guha with respect to any payment under this Agreement or the Plan.
     8. Release. Simultaneously with the execution, and as required under the Plan, Dr. Guha is executing the Release.
     9. Complete Agreement. This Agreement, the Plan (including the Participation Agreement) as amended hereby and the Release constitute the complete and entire agreement between the parties relating to the termination of Dr. Guha’s employment and supersedes any prior or contemporaneous agreements between the parties with thereto.
     10. Dr. Guha Covenant Not to Sue. Dr. Guha covenants not to file a lawsuit or claim of any type in any forum against the Company that has been released in connection with this Agreement, the Plan (as amended hereby) or the Release, except for a claim of an alleged breach of this Agreement or the Plan (as amended hereby) and that if he does, the lawsuit or claim will be immediately dismissed. He further agrees that if he files such a lawsuit or claim or otherwise violates any of the terms of this Agreement or the Plan, he will pay to the Company all of the costs, expenses, and attorney’s fees incurred by the Company in defending against such a lawsuit or claim or enforcing this Agreement, the Plan (as amended hereby) or the Release.
     11. Public Announcements. The parties will consult with each other before issuing any initial press release with respect to the transition of Dr. Guha’s employment to Chairman Emeritus, USO.
     12. Jurisdiction. Any dispute about the meaning, effect or validity of this Agreement will be resolved in accordance with the laws of the State of Michigan without regard to the conflict of law provisions thereof. Venue and jurisdiction of any claim or action involving this Agreement will exist exclusively in the state and federal courts in the County of Oakland, State of Michigan, and the parties hereby consent to personal jurisdiction of the State of Michigan and waive any objections to venue, the convenience of the forum and jurisdiction in the County of Oakland, State of Michigan.
     13. Acknowledgement. Dr. Guha acknowledges that before signing this Agreement, he has read it, he fully understands its terms, content and effect, he has had the opportunity to seek the advice of an attorney of his own choosing, and he has relied fully and completely on his own judgment in executing this Agreement.

/s/ Subhendu Guha
SUBHENDU GUHA

ENERGY CONVERSION DEVICES, INC.
By:	/s/ Jay Knoll
Jay Knoll
Its: Interim President

Schedule A1

Severance Payment	Plan Section	Formula	Total Amount	Timing and Manner of Payment
Base salary	Section 4.1(a)(1)	$322,400/yr for one year	$322,400	$322,400 payable in 26 equal installments of $12,400 on normal payroll payment dates commencing with the first regular payroll after the Release ceases to be revocable.

Bonus (Part A)	Section 4.1(a)(2)(A)	$322,400 *.60 * (0/12)	$0

Bonus (Part B)	Section 4.1(a)(2)(B)	$322,400*.60*(12/12)	$193,440	The bonus award portion of the Participant’s Severance Benefit will be paid in a lump sum in the calendar month following the last day of the Severance Coverage Period (August, 2012).

		TOTAL	$515,840

[1]	All dollar amounts represent gross payments before application of tax withholding. Actual payments will be net of withholding.

Schedule B

Equity Award	Plan Section	Amount
Stock Options:	Section 4.3(a)	11,360

Restricted Stock Units:	Section 4.3(c)	31,350 RSUs

Performance Shares:	Section 4.3(d)	33,500 (of which 6,700 will vest according to terms of the FY2011 performance shares agreement). If the relevant performance metrics are achieved, shares will vest on 6/30/2013; otherwise forfeited.

EXHIBIT A
RELEASE
     In consideration of the benefits I am entitled to receive under the agreement to which this release is attached (the “Transition Agreement”), including benefits I will receive under the Energy Conversion Devices, Inc. Executive Severance Plan (the “Plan”), I, Subhendu Guha, on behalf of myself, and on behalf of my heirs, successors and assigns, hereby agree to release Energy Conversion Devices, Inc. (the “Company”), all of its past, present and future subsidiaries, affiliates, directors, officers, employees; and all of its and their respective heirs, successors, and assigns (the “Released Parties”) from any and all claims, demands, actions, and liabilities that I might otherwise have asserted arising out of my employment with the Company, including the termination of that employment.
     I also promise not to sue the Company or any of the Released Parties based, in whole or in part, on any claims relating to my employment with the Company or the termination of that employment. However, I am not releasing my rights, if any, under the Transition Agreement, the Plan or any qualified employee retirement plan, nor am I releasing any rights or claims that may arise after the date on which I sign this Release. Those rights, and only those rights, survive unaffected by this Release.
     I understand that as a consequence of my signing this Release I am giving up, with respect to my employment and the termination of that employment, any and all rights I might otherwise have under (1) the Age Discrimination in Employment Act of 1967, as amended; (2) and all other federal, state or municipal laws prohibiting discrimination in employment on the basis of sex, race, national origin, religion, age, handicap or other invidious factor; and (3) any and all theories of contract or tort law, whether based on common law or otherwise. This Release includes, but is not limited to, any rights I might otherwise have under the following Michigan laws: The Elliot-Larsen Civil Rights Act (race, color, religion, national origin, age, sex, marital status, height and weight) and any and all derivative claims; the Michigan Persons With Disabilities Act (handicap); the Michigan Wage Payment Act (MCLA 408.471) (wages and benefits); AIDS Testing and Confidentiality Act; Equal Pay; the Polygraph Protection Act of 1981 (restrictions on the use of polygraphs); Whistleblower Protection; Jury Service; Subpoenaed Victim; Job Reference immunity.
     I acknowledge and agree that:
The benefits I am receiving under the Transition Agreement and the Plan constitute consideration over and above any benefits that I might be entitled to receive without executing this Release.
The Company advised me in writing to consult with an attorney prior to executing a copy of the Plan document and the Release.
I was given a period of at least 45 days within which to consider the Plan and the Release.

The Company has advised me of my statutory right to revoke my acceptance of the terms of the Transition Agreement, Plan and this Release at any time within seven (7) days of my signing of this Release.
I remain subject to and will continue to comply with the restrictive covenants set forth in Section 5 of the Plan (as determined under the Transition Agreement).
I warrant and represent that my decision to accept the Transition Agreement, the Plan (including this Release) was (a) entirely voluntary on my part; (b) not made in reliance on any inducement, promise or representation, whether express or implied, other than the inducements, representations and promises expressly set forth in the Plan or in the Transition Agreement, the Plan or in the Release; and (c) did not result from any threats or other coercive activities to induce acceptance of the Transition Agreement, the Plan or Release.
     In the event I decide to exercise my right to revoke within seven (7) days of my acceptance of this Release, I warrant and represent that I will do the following: (1) notify the Company in writing of my intent to revoke my agreement, and (2) simultaneously return in full the consideration received from the Company under the Transition Agreement and the Plan. I acknowledge that, if I revoke this Release during the revocation period, I will not be entitled to the benefits under the Transition Agreement or the Plan.
     I further warrant and represent that I fully understand and appreciate the consequence of my signing this Release.
     IN WITNESS WHEREOF, I hereby acknowledge receipt of consideration and execute the foregoing agreement at Auburn Hills, MI, this 29th day of June, 2011.

/s/ Subhendu Guha
Subhendu Guha
Witnessed by Jay Knoll on this 29th day of June, 2011

/s/ Jay Knoll
WITNESS